Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 21, 2025, with respect to the consolidated financial statements included in the Annual Report of ScanSource, Inc. on Form 10-K for the year ended June 30, 2026. We consent to the incorporation by reference of said report in the Registration Statements of ScanSource, Inc. on Forms S-8 (File No. 333-283759, File No. 333-262370, File No. 333-192664, and File No. 333-192655).

/s/ Grant Thornton LLP

Charlotte, North Carolina
August 20, 2026